As filed with the Securities and Exchange Commission on July 20, 2015

Registration No. 333-168700

            UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
TO
FORM S-1

REGISTRATION STATEMENT
 UNDER
THE SECURITIES ACT OF 1933

BALTIC TRADING LIMITED
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-0637837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Wobensmith
President
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Thomas E. Molner, Esq.
(212) 715-9100

Approximate date of commencement of proposed sale to the public:
Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

Deregistration of Securities

This Post-Effective Amendment No. 1 on Form S−3 to Form S−1 (this “Amendment”) relates to Registration Statement No. 333-168700, originally filed with the Securities and Exchange Commission on August 10, 2010 on Form S-1 (the “Registration Statement”), by Baltic Trading Limited, a Marshall Islands corporation (the “Registrant”). The Registration Statement registered the offer and sale from time to time of up to $500,000,000 in aggregate offering price of securities (the “Securities”) of the Registrant, including common stock, par value $0.01 per share, debt securities, preferred stock, rights, warrants, units, depositary shares and purchase contracts.  This Amendment is being filed to deregister all unsold Securities registered pursuant to, and terminate the effectiveness of, the Registration Statement.

On April 7, 2015, the Registrant entered into an Agreement and Plan of Merger by and among the Registrant, Genco Shipping & Trading Limited (“Genco”) and Poseidon Merger Sub Limited (“Merger Sub”), dated as of April 7, 2015, as amended (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, on July 17, 2015, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and an indirect wholly owned subsidiary of Genco (the “Merger”).

In connection with the consummation of the Merger, the Registrant is terminating all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities which remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement to remove from registration the Securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 20, 2015.

BALTIC TRADING LIMITED

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John C. Wobensmith	Director, President and Treasurer	July 20, 2015
John C. Wobensmith	(Principal Executive Officer)

/s/ Apostolos D. Zafolias	Director, Chief Financial Officer, Vice
Apostolos D. Zafolias	President and Secretary (Principal Financial and Accounting Officer)	July 20, 2015